EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/8/26 to 1/27/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/8/2026	Sell	8,200	10.88
1/13/2026	Sell	14,128	10.91
1/14/2026	Sell	23,385	10.95
1/15/2026	Sell	25,909	10.98
1/16/2026	Sell	54,790	10.98
1/20/2026	Sell	28,251	10.90
1/21/2026	Sell	96,380	10.87
1/22/2026	Sell	3,800	10.86
1/23/2026	Sell	24,827	10.87
1/26/2026	Sell	2,209	10.90
1/27/2026	Sell	115,479	10.87